Unlocking Value at GM: Shareholder Presentation May 10 , 2017

1 Greenlight Capital, Inc. ® Disclaimer This presentation, the materials contained herein, and the views expressed herein (the “Presentation”) are for discussion and ge neral informational purposes only. This Presentation does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific pe rso n who may receive this presentation, and should not be taken as advice on the merits of any investment decision. In addition, this Presentation should not be deemed or construed to constitute an offer to sell or a solicitation of any offer t o b uy any security described herein in any jurisdiction to any person, nor should it be deemed as investment advice or a recommendation to purch ase or sell any specific security. THE MATERIALS IN THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY INTERESTS IN ANY FUND MANAGED BY GREENLIGHT CAPITAL OR ANY OF ITS AFFILIATES. SUCH AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY INTERESTS MAY ONLY BE MADE PURSUANT TO DEFINITIVE SUBSCRIPTION DOCUMENTS BET WEEN A FUND AND AN INVESTOR. The views expressed herein represent the current opinions as of the date hereof of Greenlight Capital, Inc. ® a nd its affiliates (collectively, “Greenlight”) and are based on publicly available information regarding General Motors Company (“General Motors” or “GM”). Certain financial information and data used herein have been derived or obtained from, without independent verification, public filings, including filings made by GM with the Securities and Exchange Commission (“ SEC ”) and other sources. Greenlight shall not be responsible for or have any liability for any misinformation contained in any SEC filing, any third party report, or this Presentation. All amounts, market value information, and estimates included in this Presentation have been obtained from outside sources that Greenlight believes to be reliable or represent the best judgment o f G reenlight as of the date of this Presentation. Greenlight is an independent company, and its opinions and projections within this presentation are not those of General Motors and have not b een authorized, sponsored, or otherwise approved by General Motors . The information contained herein, especially information relating to the potential impact of GM Dividend Shares, reflects pro jec tions, market outlooks, assumptions, opinions and estimates made by Greenlight Capital as of the date hereof and therefor constitutes forward - looking statements which are subject to change without notice at any time. Such forward - looking statements are based on certain assumptions and involve certain risks and uncertainties, including risks and changes affectin g i ndustries generally and GM specifically. Given the inherent uncertainty of projections and forward - looking statements, you should be aware that actual results may differ materially from th e projections and other forward - looking statements contained herein due to reasons that may or may not be foreseeable . Therefore, Greenlight does not represent that any opinion or projection will be realized, and Greenlight offers no assurances as to the price of General Motors securities in the future. While the information presented herein is believed to be reliable, no representation or warranty is made concerning the accuracy of any da ta presented, the information or views contained herein, nor concerning any forward - looking statements. Greenlight has an economic interest in the price movement of the securities discussed in this presentation, but Greenlight’s eco nomic interest is subject to change without notice. GM and the GM logo are registered trademarks of General Motors and its subsidiaries. GREENLIGHT® and GREENLIGHT CAPITAL, INC. wi th the star logo are registered trademarks of Greenlight Capital, Inc. or affiliated companies in the United States, European Union and other countries worldwide. All othe r t rade names, trademarks, service marks, and logos within this presentation are the property of their respective owners who retain all proprietary rights over their use . This presentation may not be reproduced without prior written permission from Greenlight. The information contained within th e b ody of this presentation is supplemented by footnotes which identify Greenlight’s sources, assumptions, estimates, and calculations. This information contained herein should be reviewed in conjunction with the footnotes.

4 Greenlight Capital, Inc. ® Rather than waiting for an eventual down - cycle to demonstrate the fundamental strength of its business , we believe GM should pursue constructive steps to fix its substantial undervaluation

7 Greenlight Capital, Inc. ® Where Are We Today? Heading 51% Growth . Source: Public Filings Heading Despite s trong operating performance . . . $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 $11.0 $12.0 $13.0 2011 2012 2013 2014 2015 2016 2017 Adjusted EBIT ($ in billions) 51% Growth Management guidance for 2017 to be flat to up vs. 2016 E

8 Greenlight Capital, Inc. ® 17% 132% 133% 147% -50% -30% -10% 10% 30% 50% 70% 90% 110% 130% 150% 170% Cumulative Total Return Since GM IPO Through May 5, 2017 General Motors S&P 500 Index Selected OEM Peers - Mean Shareholders Are Still Awaiting Upside . . . Shareholders have not been rewarded since the 2010 IPO, despite an equity bull market (1) Selected OEM Peers include BMW , Daimler, Ford , Honda , Hyundai , Isuzu , Kia, Mazda , Nissan, Peugeot , Porsche , Renault , Subaru , Suzuki , Tata Motors, Tesla, Toyota and Volkswagen Source: Bloomberg (1)

9 Greenlight Capital, Inc. ® GM Trades at the Lowest P/E Ratio A mong the S&P 500 and the Second L owest A mong G lobal A utomobile Manufacturers Note: Multiples shown above based on fiscal year 2017 consensus estimates for non - GM companies, except for companies that have disclosed fiscal year 2017 actual results (multiples for Bed Bath & Beyond, Signet Jewelers and Honda Motor are based on fiscal year ending February, January and March 2018 consensus estimates, respectively) (1) Based on the midpoint of management guidance of $6.25 2017 EPS (2) Excludes P/E multiples greater than 100.0x (3) Analysts project negative earnings in FY 2017E Source: Bloomberg , prices as of May 5, 2017 Global Automobile Manufacturers P/E Ratio 2017E Fiat Chrysler Automobiles NV 5.2x General Motors Co 5.4x (1) Kia Motors Corp 6.0x Renault SA 6.1x Volkswagen AG 6.1x Nissan Motor Co Ltd 7.1x Ford Motor Co 7.2x Hyundai Motor Co 7.2x Mazda Motor Corp 7.4x Daimler AG 7.7x Peugeot SA 8.5x Bayerische Motoren Werke AG 8.6x Honda Motor Co Ltd 9.4x Toyota Motor Corp 10.4x Subaru Corp 11.1x Isuzu Motors Ltd 12.5x Suzuki Motor Corp 13.5x Tata Motors Ltd 19.3x Tesla Inc NM (3) Selected OEM Peers Average 9.0x Lowest P/E Ratio Stocks Among S&P 500 P/E Ratio 2017E General Motors Co 5.4x (1) Mallinckrodt PLC 6.1x Micron Technology Inc 6.5x Chesapeake Energy Corp 7.1x Mylan NV 7.2x Ford Motor Co 7.2x Navient Corp 8.3x Gilead Sciences Inc 8.3x Xerox Corp 8.4x LyondellBasell Industries NV 8.5x Bed Bath & Beyond Inc 8.6x Express Scripts Holding Co 8.8x Goodyear Tire & Rubber Co 9.0x Michael Kors Holdings Ltd 9.1x Signet Jewelers Ltd 9.2x S&P 500 Average (2) 22.2x

11 Greenlight Capital, Inc. ® …Even as GM’s Cash Balance Specifically Reserves for Dividends Source: GM Presentation, September 21, 2016 GM’s target cash includes a stockpile to cover 2 years of dividends in a downturn without requiring any draw on the $ 14 . 5 billion revolver GM Presentation (September 21, 2016)

23 Greenlight Capital, Inc. ® Buybacks Will Have a Greater Impact (cont.) Impact from GM Share Repurchases (1) Assumes Dividend Shares trade at $19.00, representing an 8% yield on $1.52 per share, consistent with the mid - point of Greenlight’s valuation range (2) Per Bloomberg (3) Excludes the benefit of 2019E share repurchases Share Price (1) $33.77 $14.77 $25.56 Market Capitalization ($ in billions) $51.7 $22.6 $39.2 2017 + 2018 Combined Repurchases ($ in billions) $12.4 $12.4 $12.4 % Repurchased 24% 55% 32% Pro Forma 12/31/2018 Shares Outstanding (in millions) 1,164 690 1,045 Consensus 2019E Net Income ($ in billions) (2) $8.8 $8.8 $8.8 Less: Net Income to Dividend Shares ($ in billions) (2.3) (2.3) Remaining 2019E Net Income ($ in billions) $8.8 $6.5 $6.5 2019E EPS (3) $7.57 $9.39 $6.20 Implied 2019E P/E 4.5x 1.6x 4.1x Capital Appreciation Shares (GM Implied Value) Capital Appreciation Shares (Greenlight Low Value) Common Shares (Status Quo)

28 Greenlight Capital, Inc. ® Why are management and the Board rejecting an idea that doesn’t change the business, unlocks significant value and increases strategic and financial flexibility?

30 Greenlight Capital, Inc. ® Fundamental Factors Driving GM’s Valuation “The fundamental factors driving GM’s valuation are NOT addressed by Greenlight’s proposed financial engineering.” – GM Letter to Shareholders, April 24, 2017 We obviously disagree, but this leads to a broader question: what is GM doing proactively to address its persistent low valuation ?

31 Greenlight Capital, Inc. ® Nothing can be done about the undervalued share price for several more years, because investors need to witness the Company’s performance in the next down - cycle before they can adopt a more favorable attitude towards the stock GM is Literally Waiting for the Next Down - Cycle GM is comfortable with the status quo and resultant undervaluation of GM stock GM’s Plan Greenlight’s Plan Long - term shareholders shouldn’t have to be so patient. We believe that our Plan will unlock the latent value immediately Greenlight thinks GM should proactively address its inefficient capital structure

36 Greenlight Capital, Inc. ® GM management seems pleased obtaining negative credit rating commentary to avoid dealing with our Plan, but as shareholders you should be outraged

40 Greenlight Capital, Inc. ® … And GM is Still Misleading its Own Shareholders on the Ratings Question “ Our analysis of the proposal was objective and thorough and included active participation by our CEO, CFO and Board over a seven - month period.” - GM Letter to Shareholders, April 24, 2017 “We also formally engaged with the major credit rating agencies and presented the proposal to them fully and fairly .” - GM Letter to Shareholders, April 24, 2017 “GM presented information accurately and responsibly .” - GM Presentation , May 4, 2017 “GM presented Greenlight’s Dividend Share idea to the rating agencies fully and fairly .” - GM Presentation, May 4 , 2017

41 Greenlight Capital, Inc. ® … And GM is Still Misleading its Own Shareholders on the Ratings Question (cont.) Source: Greenlight Term Sheet, GM Term Sheet Presented to Rating Agencies Term GM’s Redline of Our Term Sheet Issuance One Dividend Share to be issued via dividend for each share of existing Common Stock (the “Capital Appreciation Shares”). The Capital Appreciation Shares will have the same rights and privileges as the currently outstanding shares of Common Stock and may pay dividends as described below , but upon issuance of the Dividend Shares, the Company would cease paying dividends on the Capital Appreciation Shares for the foreseeable future. Dividend Shares are common stock (not preferred) , and the board of directors of the Issuer (the “Board”) will be elected by and will owe its fiduciary duties to holders of both the Capital Appreciation Shares and the Dividend Shares. Liquidation Upon a liquidation (othe r than a Change of Control) of the Issuer, payment will be made equally (on a per share basis) to the Capital Appreciation Shares and the Dividend Shares , with holders of the Dividend Shares receiving dividends in arrears (i.e. accrued but unpaid dividends on the Dividend Shares) in preference to the holders of the Capital Appreciation Shares . To account for these payments being made on a per share basis, the Dividend Shares will be subject to adjustment as determined by the Board in the exercise of its fiduciary duties for stock splits, combinations, share dividends and other similar transactions. Ranking The Dividend Shares will rank equally amongst themselves in all respects and rank senior to the Capital Appreciation Shares with respect to dividend rights and rank pari passu with any class or series of stock or other equity securities that is not expressly made senior or subordinated to the Dividend Shares as to the payment of distributions. The Dividend Shares will rank junior to the Issuer’s existing future indebtedness (and junior to any class or series of stock or equity securities, including preferred shares, expressly made senior to the Dividend Shares).

47 Greenlight Capital, Inc. ® Highly Qualified Board Nominees Our proposed director nominees are outstanding candidates who will supplement the strengths of the existing Board and merit inclusion regardless of our Plan

50 Greenlight Capital, Inc. ® Appendix : Additional Rating Agency Considerations

51 Greenlight Capital, Inc. ® Greenlight’s Plan does not propose a cumulative dividend

56 Greenlight Capital, Inc. ® Greenlight's proposed Dividend Shares are common equity

60 Greenlight Capital, Inc. ® Greenlight’s Plan does not pose a major or unique corporate governance challenge

64 Greenlight Capital, Inc. ® Greenlight annotations to GM’s annotations of Greenlight’s annotations of GM’s modification to Greenlight’s term sheet

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69 Greenlight Capital, Inc. ® Appendix : Total Shareholder Return (“TSR”) Analysis

71 Greenlight Capital, Inc. ® Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Green lig ht Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenli ght Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Part ici pants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in conn ect ion with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are adv ised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain im por tant information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be fur nis hed to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at http://www.UnlockGMValue.com . Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on April 28, 2017. This document is available free of charge from the sou rce s indicated above. Important Information About This Proxy Solicitation